Press Release	Exhibit 99.1

Infinex Ventures, Inc. Announces Plans to Finalize Acquisition of a 60% Interest in the Yew Property

Wednesday August 23

Company Intends to Restart Drilling Program within the next three months

LAS VEGAS, August 23 2006 /PRNewswire-FirstCall/ - Infinex Ventures, Inc. (OTCBB:INFX - News; “the Company”) is pleased to announce that it has been granted an extension to fulfill all contractual obligations outlined in the Joint Venture and Option Agreement regarding the Yew Group mining claims located on Texada Island, British Columbia, Canada. The extension is for a period of 120 days from July 31, 2006, during which time the Company is obligated and fully intends to expand upon a previous drilling program which yielded high grades of gold. The Agreement gives the Company the right to acquire a 60% interest in the Yew property providing certain conditions are met, one of which is the completion of the aforementioned drilling program.

The Yew property consists of 8 claims and is centered approximately ½ mile (0.8 km) south of the town of Vananda, B.C. It is located on Texada Island, which is a region with a long history of mining dating back to 1876. In 1988, a review of tonnage potential of occurrences on a claim referred to as the Yew 7 claim was made by J.M. Kowalchuk, Consulting Geologist. Using an average thickness of 0.5 m, he arrived at figures of 34,810 tons “probable” at 0.5 oz/t gold and 78,810 tons “possible and probable” at 0.35 oz/t gold. In 2004, Infinex initiated a diamond drill program totalling 1,541.4 metres via 25 drill holes. Most notably, hole 12 hit an intersection of 18.5 grams per tonne gold. Based on these figures, Infinex is confident that the Yew property is a sound investment that will generate significant cash flow and profits for the Company and its shareholders.

On Behalf of the Board

INFINEX VENTURES INC.

Michael De Rosa,

President

Safe Harbor for Forward-Looking Statements:

Except for statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and changes in consumer and business consumption habits and other factors over which Infinex Ventures, Inc. has little or no control.

Contact:

Infinex Ventures, Inc.

Mr. Michael De Rosa

Ph# (514) 578-8488

URL: www.infinexventures.com

Source: Infinex Ventures, Inc.